UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2011

Inhibitex, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-50772	742708737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9005 Westside Parkway, Alpharetta, Georgia		30009
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678-746-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2011, Inhibitex, Inc. (the "Company") announced that the underwriters of its recently announced underwritten public offering exercised their 30-day option to purchase up to an additional 1,719,512 shares of common stock to cover over-allotments. The option was granted on April 7, 2011 pursuant to the Equity Underwriting Agreement (the "Underwriting Agreement") between the Company and Deutsche Bank Securities Inc., as representative for the underwriters named therein, relating to an underwritten public offering of 11,463,415 shares of the Company’s common stock, $.001 par value per share, at a price to the public of $4.10 per share (the "Offering Price"). The net proceeds from the sale of these additional shares at the Offering Price, after deducting the underwriting discount, are expected to be approximately $6.6 million. This brings the total expected net proceeds of the offering to the Company, after deducting the underwriting discount and estimated offering expenses, to approximately $50.6 million. The offering (including the over-allotment shares) closed today, April 12, 2011.

Item 8.01 Other Events.

On April 12, 2011, Inhibitex, Inc. issued a press release announcing exercise of the underwriters' overallotment option and the closing of the underwritten public offering. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit No. Description of Exhibits
________________________________________
99.1 Press Release dated April 12, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc.

April 12, 2011	By:	Russell H. Plumb

Name: Russell H. Plumb
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 12, 2011.